Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-218658, 333-218657, 333-162339, 333-148416) on Form S-8 of our report dated February 22, 2023, with respect to the consolidated financial statements of EchoStar Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado
February 22, 2023